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July 21, 1999

Mr. Barry N. Summer
Assistant Director
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

         Re:      Golden Sky DBS, Inc.
                  Amendment No. 3 to Form S-4
                  Filed July 16, 1999
                  File No. 333-76413

Dear Mr. Summer:

We have the following response to the comments of the Staff of the Division of Corporate Finance contained in your letter to us, dated July 20, 1999, related to our SEC filing referenced above. We appreciate your assistance and cooperation.

Free Programming Promotions, page F-13
--------------------------------------

1. We have revised our accounting for free programming promotions as requested by the Staff. Under our revised treatment, the cost of programming services provided to new subscribers free of charge is recorded as sales and marketing expense in the period the related services are provided.

We trust that the response provided in this letter and reflected in Amendment No. 4 to our Registration Statement on Form S-4 adequately address the comments in your letter dated July 20, 1999 related to our SEC filing referenced above. If you wish to discuss any of these matters, or need any additional information, please do not hesitate to contact me at 816.753.5544.

Sincerely,


John R. Hager
Chief Financial Officer

Cc:      Karen A. Dewis, Esq.
         McDermott Will & Emery
         600 13th Street, N.W.
         Washington, DC 20005
         Fax:  202.756.8087